Exhibit 99.1
Advance Auto Parts Reports Second Quarter 2024 Results

RALEIGH, N.C., August 22, 2024 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers, announced its financial results for the second quarter ended July 13, 2024.

“Our team delivered positive comparable sales growth while navigating a challenging demand environment during the second quarter. I would like to thank the team for their hard work and dedication to serving our customers,” said Shane O’Kelly, president and chief executive officer. "We continue to make progress on our decisive actions with an increased focus on the Advance blended box. This morning, we announced the sale of Worldpac for $1.5 billion. This transaction is a critical milestone in our turnaround as it enables us to strengthen our balance sheet and streamline our focus. The next chapter of our strategic and operational review will now focus on the remaining Advance business, with the goal of improving our sales trajectory and the productivity of all our assets to deliver stronger returns for our shareholders.”

Second Quarter 2024 Results (1,2)
Second quarter 2024 net sales totaled $2.7 billion, which was flat compared with the second quarter of the prior year. Comparable store sales increased 0.4%.

The company's gross profit decreased 2.3% to $1.1 billion. Gross profit margin was 41.5% compared with 42.5% in the second quarter of the prior year. This was primarily due to the company's strategic pricing investments and higher product costs.

SG&A expenses were $1.0 billion, or 38.9% of net sales compared with 37.8% in the second quarter of 2023. This increase was primarily due to wage investments in frontline team members and an increase in professional fees, including costs associated with the implementation of the company's strategic plan and the remediation of the company’s previously-disclosed material weaknesses. This was partially offset by a reduction in marketing expenses.

The company's operating income was $71.8 million, or 2.7% of net sales compared with 4.7% in the second quarter of 2023.
(1) All comparisons are based on the same time period in the prior year. The company calculates comparable store sales based on the change in store or branch sales starting once a location has been open for approximately one year and by including e-commerce sales and excluding sales fulfilled by distribution centers to independently owned Carquest locations. Acquired stores are included in the company's comparable store sales one year after acquisition. The company includes sales from relocated stores in comparable store sales from the original date of opening.
(2) As reported in the company’s fourth quarter and full year 2023 earnings release, the company corrected non-material errors in certain previously reported financials. All comparisons are based on the corrected historical results as presented in the company’s prior earnings release dated February 29, 2024.

The company's effective tax rate was 27.5%, compared with 26.4% in the second quarter of 2023. The company's diluted EPS was $0.75, compared with $1.32 in the second quarter of 2023.

Net cash provided by operating activities was $87.8 million through the second quarter of 2024 versus $167.1 million of cash used in operating activities in the same period of the prior year. Free cash flow through the second quarter of 2024 was an outflow of $4.6 million compared with an outflow of $312.0 million in the same period of the prior year.

Capital Allocation
On August 7, 2024, the company declared a regular cash dividend of $0.25 per share to be paid on October 25, 2024, to all common stockholders of record as of October 11, 2024.

Full Year 2024 Guidance

	As of August 22, 2024
($ in millions, except per share data)	Low	High
Net sales	$11,150	$11,250
Comparable store sales (1)	(1.0)%	0.0%
Operating income margin	2.1%	2.5%
Diluted EPS	$2.00	$2.50
Capital expenditures	$200	$250
Free cash flow (2)	Minimum $100
(1)    The company calculates comparable store sales based on the change in store or branch sales starting once a location has been open for approximately one year and by including e-commerce sales and excluding sales fulfilled by distribution centers to independently owned Carquest locations. Acquired stores are included in the company's comparable store sales one year after acquisition. The company includes sales from relocated stores in comparable store sales from the original date of opening.
(2)    Free cash flow is a non-GAAP measure. For a better understanding of the company's non-GAAP adjustments, refer to the reconciliation of non-GAAP financial measures in the accompanying financial tables.

Investor Conference Call
The company will detail its results for the second quarter ended July 13, 2024, via a webcast scheduled to begin at 8 a.m. Eastern Time on Thursday, August 22, 2024. The webcast will be accessible via the Investor Relations page of the company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the company's Investor Relations website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installers and do-it-yourself customers. As of July 13, 2024, Advance operated 4,776 stores and 321 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,138 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Lavesh Hemnani	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

Forward-Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast, “guidance,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the company’s strategic initiatives, operational plans and objectives, statements about the sale of the company’s Worldpac business, including statements regarding the benefits of the sale and the anticipated timing of closing, statements regarding expectations for economic conditions, future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the company’s views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, the company’s ability to hire, train and retain qualified employees, the timing and implementation of strategic initiatives, deterioration of general macroeconomic conditions, geopolitical conflicts, the highly competitive nature of the industry, demand for the company’s products and services, the company’s ability to consummate the sale of Worldpac on a timely basis or at all, including failure to obtain the required regulatory approvals or to satisfy the other conditions to the closing, the company’s use of proceeds and ability to maintain credit ratings, access to financing on favorable terms, complexities in the company’s inventory and supply chain challenges with transforming and growing its business. Please refer to “Item 1A. Risk Factors” of the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated by the company’s subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	July 13, 2024	December 30, 2023
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$479,418	$503,471
Receivables, net	847,609	800,141
Inventories, net	4,903,490	4,857,702
Other current assets	229,623	215,707
Total current assets	6,460,140	6,377,021
Property and equipment, net	1,579,886	1,648,546
Operating lease right-of-use assets	2,596,201	2,578,776
Goodwill	990,266	991,743
Other intangible assets, net	577,275	593,341
Other assets	86,038	86,899
Total assets	$12,289,806	$12,276,326
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,048,321	$4,177,974
Accrued expenses	694,970	671,237
Other current liabilities	513,483	458,194
Total current liabilities	5,256,774	5,307,405
Long-term debt	1,787,867	1,786,361
Noncurrent operating lease liabilities	2,177,074	2,215,766
Deferred income taxes	375,658	362,542
Other long-term liabilities	85,681	84,524
Total stockholders' equity	2,606,752	2,519,728
Total liabilities and stockholders’ equity	$12,289,806	$12,276,326

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data) (unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 13, 2024	July 15, 2023 (1)	July 13, 2024	July 15, 2023 (1)
Net sales	$2,683,053	$2,686,066	$6,089,307	$6,103,659
Cost of sales, including purchasing and warehousing costs	1,568,745	1,545,611	3,545,924	3,501,277
Gross profit	1,114,308	1,140,455	2,543,383	2,602,382
Selling, general and administrative expenses	1,042,557	1,014,495	2,385,610	2,378,484
Operating income	71,751	125,960	157,773	223,898
Other, net:
Interest expense	(18,668)	(20,869)	(43,543)	(50,587)
Other income, net	9,011	1,684	7,720	1,009
Total other, net	(9,657)	(19,185)	(35,823)	(49,578)
Income before provision for income taxes	62,094	106,775	121,950	174,320
Provision for income taxes	17,103	28,198	36,947	47,420
Net income	$44,991	$78,577	$85,003	$126,900

Basic earnings per common share	$0.75	$1.32	$1.43	$2.14
Weighted-average common shares outstanding	59,633	59,451	59,590	59,384

Diluted earnings per common share	$0.75	$1.32	$1.42	$2.13
Weighted-average common shares outstanding	59,905	59,604	59,868	59,570

(1)The condensed consolidated statement of operations for the twelve and twenty-eight weeks ended July 15, 2023, reflects the correction of non-material errors the company discovered in previously reported results.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twenty-Eight Weeks Ended
	July 13, 2024	July 15, 2023 (1)
Cash flows from operating activities:
Net income	$85,003	$126,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167,443	162,974
Share-based compensation	27,653	26,791
(Gain) Loss and impairment of long-lived assets	(15,645)	859
Provision for deferred income taxes	13,634	21,497
Other, net	2,076	1,628
Net change in:
Receivables, net	(49,546)	(97,022)
Inventories, net	(53,472)	(148,918)
Accounts payable	(125,351)	(319,785)
Accrued expenses	33,166	118,781
Other assets and liabilities, net	2,853	(60,836)
Net cash provided by (used in) operating activities	87,814	(167,131)
Cash flows from investing activities:
Purchases of property and equipment	(92,445)	(144,874)
Proceeds from sales of property and equipment	12,820	1,532
Net cash used in investing activities	(79,625)	(143,342)
Cash flows from financing activities:
Borrowings under credit facilities	—	4,327,000
Payments on credit facilities	—	(4,417,000)
Borrowings on senior unsecured notes	—	599,571
Dividends paid	(29,920)	(179,347)
Purchases of noncontrolling interests	(9,101)	—
Proceeds from the issuance of common stock	1,788	2,060
Repurchases of common stock	(4,617)	(13,808)
Other, net	(1,143)	(4,531)
Net cash (used in) provided by financing activities	(42,993)	313,945
Effect of exchange rate changes on cash	10,751	949
Net (decrease) increase in cash and cash equivalents	(24,053)	4,421
Cash and cash equivalents, beginning of period	503,471	270,805
Cash and cash equivalents, end of period	$479,418	$275,226

(1)The condensed consolidated statement of cash flows for the twenty-eight weeks ended July 15, 2023, reflects the correction of non-material errors the company discovered in previously reported results.

Restatement of Previously Issued Financial Statements
During the fiscal year ended December 30, 2023, the company identified errors primarily impacting cost of sales, selling, general and administrative costs and other income/expenses, net, incurred in prior years but not previously recognized. The company evaluated the errors and determined that the related impacts were not material to the previously issued consolidated financial statements for any prior period. A summary of the corrections to the impacted financial statement line items in the company's Consolidated Statement of Operations for the twelve and twenty-eight weeks ended July 15, 2023, and the company's Consolidated Statement of Cash Flows for the twenty-eight weeks ended July 15, 2023, included in the company's previously filed Annual Report on Form 10-K are presented below:

Condensed Consolidated Statement of Operations
	July 15, 2023
	Twelve Weeks Ended			Twenty-Eight Weeks Ended
(in thousands)	As Previously Reported	Adjustments	As Corrected	As Previously Reported	Adjustments	As Corrected
Cost of sales	$1,537,997	$7,614	$1,545,611	$3,484,927	$16,350	$3,501,277
Gross profit	1,148,069	(7,614)	1,140,455	2,618,732	(16,350)	2,602,382
Selling, general and administrative expenses	1,013,701	794	1,014,495	2,394,365	(15,881)	2,378,484
Operating income	134,368	(8,408)	125,960	224,367	(469)	223,898
Income before provision for income taxes	115,183	(8,408)	106,775	174,789	(469)	174,320
Provision for income taxes	29,821	(1,623)	28,198	46,776	644	47,420
Net income	$85,362	$(6,785)	$78,577	$128,013	$(1,113)	$126,900

Basic earnings per share	$1.44	$(0.12)	$1.32	$2.16	$(0.02)	$2.14
Diluted earnings per common share	$1.43	$(0.11)	$1.32	$2.15	$(0.02)	$2.13

Condensed Consolidated Statement of Cash Flows
Twenty-Eight Weeks Ended July 15, 2023
(in thousands)	As Previously Reported	Adjustments	As Corrected
Net income	$128,013	$(1,113)	$126,900
Provision for deferred income taxes	16,249	5,248	21,497
Other, net	1,170	458	1,628
Net change in:
Receivables, net	(93,539)	(3,483)	(97,022)
Inventories, net	(145,148)	(3,770)	(148,918)
Accounts payable	(346,808)	27,023	(319,785)
Accrued expenses	120,888	(2,107)	118,781
Other assets and liabilities, net	(36,008)	(24,828)	(60,836)
Net cash used in operating activities	(164,559)	(2,572)	(167,131)
Other, net (1)	(4,073)	(458)	(4,531)
Net cash provided by financing activities	314,403	(458)	313,945
Effect of exchange rate changes on cash	1,280	(331)	949
Net increase in cash and cash equivalents	7,782	(3,361)	4,421
Cash and cash equivalents, beginning of period	269,282	1,523	270,805
Cash and cash equivalents, end of period	$277,064	$(1,838)	$275,226
(1) The summary of corrections table above inadvertently omitted disclosure for proceeds from the issuance of common stock as follows: $2.1 million as previously reported, $0 adjustments and $2.1 million as corrected.

Reconciliation of Non-GAAP Financial Measures
The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator for potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Reconciliation of Free Cash Flow: (1)
	Twenty-Eight Weeks Ended
(in thousands)	July 13, 2024	July 15, 2023
Cash flows provided by operating activities	$87,814	$(167,131)
Purchases of property and equipment	(92,445)	(144,874)
Free cash flow	$(4,631)	$(312,005)

Adjusted Debt to Adjusted EBITDAR: (1)
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	July 13, 2024	December 30, 2023
Total GAAP debt	$1,787,867	$1,786,361
Add: Operating lease liabilities	2,685,542	2,660,827
Adjusted debt	$4,473,409	$4,447,188

GAAP Net (loss) income	$(12,162)	$29,735
Depreciation and amortization	310,923	306,454
Interest expense	81,012	88,055
Other expense, net	(12,237)	(5,525)
Provision for income taxes	(8,361)	2,112
Rent expense	636,395	613,859
Share-based compensation	46,509	45,647
Other nonrecurring charges (2)	25,757	12,419
Transformation related charges	40,293	29,719
Adjusted EBITDAR	$1,108,129	$1,122,475

Adjusted Debt to Adjusted EBITDAR	4.0	4.0
(1) The four quarters ended July 13, 2024, includes the correction of non-material errors the company discovered in previously reported results.
(2) The adjustments to the four quarters ended July 13, 2024, and December 30, 2023, include expenses associated with the company's material weakness remediation efforts and professional executive recruiting fees.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating, this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio may not be calculated in the same manner as other companies, and thus may not be comparable to similarly titled measures used by other companies.

Store Information

During the twenty-eight weeks ended July 13, 2024, 16 stores and branches were opened and 26 were closed, resulting in a total of 5,097 stores and branches as of July 13, 2024, compared with a total of 5,107 stores and branches as of December 30, 2023.

The below table summarizes the changes in the number of company-operated store and branch locations during the twelve and twenty-eight weeks ended July 13, 2024:

	Twelve Weeks Ended
	AAP	CARQUEST	WORLDPAC (1)	Total
April 20, 2024	4,483	294	320	5,097
New	7	1	1	9
Closed	(6)	(3)	—	(9)
July 13, 2024	4,484	292	321	5,097

	Twenty-Eight Weeks Ended
	AAP	CARQUEST	WORLDPAC (1)	Total
December 30, 2023	4,484	302	321	5,107
New	14	1	1	16
Closed	(15)	(10)	(1)	(26)
Converted	1	(1)	—	—
July 13, 2024	4,484	292	321	5,097

(1) Certain converted Autopart International ("AI") locations will remain branded as AI going forward.